Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirona Dental Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-207669) on Form S-4 and (Nos. 333-209791, 333-167410, 333-101548, and 333-56093) on Form S-8 of DENTSPLY SIRONA Inc. (formerly DENTSPLY International Inc.) of our report dated November 20, 2015, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. as of September 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2015, which report appears in the September 30, 2015 annual report on Form 10-K of Sirona Dental Systems, Inc., incorporated herein by reference.

KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany
February 29, 2016